American High-Income Trust 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

September 30, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$834,904
Class B	$34,275
Class C	$86,904
Class F1	$111,786
Class F2	$29,436
Total	$1,097,305
Class 529-A	$15,068
Class 529-B	$1,534
Class 529-C	$5,379
Class 529-E	$786
Class 529-F1	$716
Class R-1	$1,356
Class R-2	$12,981
Class R-3	$20,641
Class R-4	$14,263
Class R-5	$16,441
Class R-6	$6,571
Total	$95,736

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.8255
Class B	$0.7421
Class C	$0.7366
Class F1	$0.8196
Class F2	$0.8467
Class 529-A	$0.8173
Class 529-B	$0.7313
Class 529-C	$0.7319
Class 529-E	$0.7870
Class 529-F1	$0.8403
Class R-1	$0.7350
Class R-2	$0.7371
Class R-3	$0.7864
Class R-4	$0.8188
Class R-5	$0.8513
Class R-6	$0.8567

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,049,680
Class B	40,609
Class C	120,084
Class F1	130,865
Class F2	45,939
Total	1,387,177
Class 529-A	20,624
Class 529-B	2,050
Class 529-C	8,191
Class 529-E	1,099
Class 529-F1	957
Class R-1	2,021
Class R-2	18,772
Class R-3	28,384
Class R-4	19,173
Class R-5	20,831
Class R-6	8,005
Total	130,107

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$11.13
Class B	$11.13
Class C	$11.13
Class F1	$11.13
Class F2	$11.13
Class 529-A	$11.13
Class 529-B	$11.13
Class 529-C	$11.13
Class 529-E	$11.13
Class 529-F1	$11.13
Class R-1	$11.13
Class R-2	$11.13
Class R-3	$11.13
Class R-4	$11.13
Class R-5	$11.13
Class R-6	$11.13